# SEC Schedule 13G — Beneficial ownership report by passive or exempt holders of more than 5% of a class (short form)

Issuer: Ring Energy, Inc., CIK 0001384195
CUSIP: 76680V108
Title of class of securities: Class A Common stock, par value $0.001 per share
Address of issuer's principal executive offices: 1725 HUGHES LANDING BLVD., SUITE 900, The Woodlands, Texas (TX), 77380
Date of event which requires filing of this statement: 03/31/2025
Filed pursuant to Rule 13d-1(c)
Filed by CIK 0001658788

## Reporting persons
- Warburg Pincus & Company US, LLC.: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of common stock outstanding as of May 7, 2025 ("Common Stock") as reported on the Issuer's Form 10-Q ("Form 10-Q").
- Warburg Pincus Partners II (US), L.P.: type of reporting person: partnership (PN); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- Warburg Pincus (E&P) Energy LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on Form 10-Q.
- Warburg Pincus (E&P) Energy GP, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- Warburg Pincus Energy (E&P)-A, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- WP Energy Stronghold Holdings, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- WP Energy Partners Stronghold Holdings, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- Warburg Pincus Energy (E&P) Partners-B, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- Warburg Pincus Energy (E&P) Partners-A, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- Warburg Pincus Energy (E&P) Partners-B Stronghold, LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- Warburg Pincus (E&P) XII LLC: type of reporting person: other (OO); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- Warburg Pincus (E&P) XII, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- Warburg Pincus XII (E&P) Partners-2, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- Warburg Pincus XII (E&P) Partners-1, L.P..: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- WP XII Stronghold Holdings, L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- WP XII (E&P) Partners (A), L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- WP XII (E&P) Partners (B), L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- Warburg Pincus Private Equity (E&P) XII-E (A), L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- Warburg Pincus Private Equity (E&P) XII-D (A), L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- Warburg Pincus Private Equity (E&P) XII (A), L.P.: type of reporting person: partnership (PN); citizenship or place of organization: Delaware (DE); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- Warburg Pincus XII (E&P) Partners-2 Stronghold, LLC: type of reporting person: other (OO); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- Warburg Pincus & Co.: type of reporting person: other (OO); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.
- Warburg Pincus LLC: type of reporting person: other (OO); citizenship or place of organization: United States (X1); sole voting power 0; shared voting power 28,945,643; sole dispositive power 0; shared dispositive power 28,945,643; aggregate amount beneficially owned 28,945,643 (14.02% of the class)
  Comment: The percent of class is calculated based upon 206,524,508 shares of Common Stock as reported on the Form 10-Q.

## Item 1. Issuer
Name of issuer: Ring Energy, Inc.
Address of issuer's principal executive offices: 1725 HUGHES LANDING BLVD, SUITE 900, THE WOODLANDS, TEXAS , 77380.

## Item 2. Person Filing
Name of person filing:
This statement is filed by the entities listed below, all of whom together are referred to herein as the "Reporting Persons":
1. Warburg Pincus & Company US, LLC;
2. Warburg Pincus Partners II (US), L.P.;
3. Warburg Pincus (E&P) Energy LLC;
4. Warburg Pincus (E&P) Energy GP, L.P.;
5. Warburg Pincus Energy (E&P)-A, L.P.;
6. WP Energy Stronghold Holdings, L.P.;
7. WP Energy Partners Stronghold Holdings, L.P.;
8. Warburg Pincus Energy (E&P) Partners-B, L.P.;
9. Warburg Pincus Energy (E&P) Partners-A, L.P.;
10. Warburg Pincus Energy (E&P) Partners-B Stronghold, LLC;
11. Warburg Pincus (E&P) XII LLC;
12. Warburg Pincus (E&P) XII, L.P.;
13. Warburg Pincus XII (E&P) Partners-2, L.P.;
14. Warburg Pincus XII (E&P) Partners-1, L.P.;
15. WP XII Stronghold Holdings, L.P.;
16. WP XII (E&P) Partners (A), L.P.;
17. WP XII (E&P) Partners (B), L.P.;
18. Warburg Pincus Private Equity (E&P) XII-E (A), L.P.;
19. Warburg Pincus Private Equity (E&P) XII-D (A), L.P.;
20. Warburg Pincus Private Equity (E&P) XII (A), L.P.;
21. Warburg Pincus XII (E&P) Partners-2 Stronghold, LLC;
22. Warburg Pincus & Co.; and
23. Warburg Pincus LLC.

This Statement on Schedule 13G amends and supersedes the Schedule 13D filed with the SEC by the Reporting Persons on September 12, 2022, as thereafter amended by Schedules 13D/A filed with the SEC by the Reporting Persons.
Address of principal business office or, if none, residence: The principal business of the Reporting Persons is investing in securities, including securities of the Issuer. The principal business address of the Reporting Persons is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.
Citizenship: See responses to Item 4 on each cover page.

## Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), type of person filing
Not applicable.

## Item 4. Ownership
Amount beneficially owned:
See responses to Item 9 on each cover page.

Warburg Pincus & Company US, LLC is the general partner of Warburg Pincus Partners II (US), L.P., which is the managing member of Warburg Pincus (E&P) Energy LLC and Warburg Pincus (E&P) XII LLC. Warburg Pincus (E&P) Energy LLC is the general partner of Warburg Pincus (E&P) Energy GP, L.P., which is the general partner of Warburg Pincus Energy (E&P)-A, L.P., WP Energy Stronghold Holdings, L.P., WP Energy Partners Stronghold Holdings, L.P., Warburg Pincus Energy (E&P) Partners-A, L.P., and Warburg Pincus Energy (E&P) Partners-B, L.P. Warburg Pincus Energy (E&P) Partners-B, L.P. is the managing member of Warburg Pincus Energy (E&P) Partners-B Stronghold, LLC. Warburg Pincus (E&P) XII LLC is the general partner of Warburg Pincus (E&P) XII, L.P., which is the general partner of Warburg Pincus XII (E&P) Partners-1, L.P., Warburg Pincus XII (E&P) Partners-2, L.P., WP XII Stronghold Holdings, L.P., WP XII (E&P) Partners (A), L.P., WP XII (E&P) Partners (B), L.P., Warburg Pincus Private Equity (E&P) XII (A), L.P., Warburg Pincus Private Equity (E&P) XII-D (A), L.P., and Warburg Pincus Private Equity (E&P) XII-E (A), L.P. Warburg Pincus XII (E&P) Partners-2, L.P. is the managing member of Warburg Pincus XII (E&P) Partners-2 Stronghold, LLC (Warburg Pincus and the other entities listed in this paragraph, collectively, the "Warburg Entities"). In such capacities, each of the Warburg Entities may be deemed to beneficially own the reported securities.
Percent of class: See responses to Item 11 on each cover page.
Sole power to vote or to direct the vote: See responses to Item 5 on each cover page.
Shared power to vote or to direct the vote: See responses to Item 6 on each cover page.
Sole power to dispose or to direct the disposition: See responses to Item 7 on each cover page.
Shared power to dispose or to direct the disposition: See responses to Item 8 on each cover page.

## Item 5. Ownership of 5 Percent or Less of a Class
Not applicable.

## Item 6. Ownership of More than 5 Percent on Behalf of Another Person
Ownership of more than 5 percent on behalf of another person: Not applicable.

## Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
Identification and classification of the subsidiary: Not applicable.

## Item 8. Identification and Classification of Members of the Group
Identification and classification of members of the group: Not applicable.

## Item 9. Notice of Dissolution of Group
Notice of dissolution of group: Not applicable.

## Item 10. Certifications
Certification: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under ?? 240.14a-11.

## Signatures
- Warburg Pincus & Company US, LLC.: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- Warburg Pincus Partners II (US), L.P.: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- Warburg Pincus (E&P) Energy LLC: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- Warburg Pincus (E&P) Energy GP, L.P.: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- Warburg Pincus Energy (E&P)-A, L.P.: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- WP Energy Stronghold Holdings, L.P.: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- WP Energy Partners Stronghold Holdings, L.P.: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- Warburg Pincus Energy (E&P) Partners-B, L.P.: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- Warburg Pincus Energy (E&P) Partners-A, L.P.: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- Warburg Pincus Energy (E&P) Partners-B Stronghold, LLC: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- Warburg Pincus (E&P) XII LLC: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- Warburg Pincus (E&P) XII, L.P.: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- Warburg Pincus XII (E&P) Partners-2, L.P.: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- Warburg Pincus XII (E&P) Partners-1, L.P..: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- WP XII Stronghold Holdings, L.P.: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- WP XII (E&P) Partners (A), L.P.: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- WP XII (E&P) Partners (B), L.P.: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- Warburg Pincus Private Equity (E&P) XII-E (A), L.P.: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- Warburg Pincus Private Equity (E&P) XII-D (A), L.P.: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- Warburg Pincus Private Equity (E&P) XII (A), L.P.: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- Warburg Pincus XII (E&P) Partners-2 Stronghold, LLC: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- Warburg Pincus & Co.: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
- Warburg Pincus LLC: /s/ Harsha Marti, Harsha Marti, Authorized Signatory (05/09/2025)
Comment: Exhibit 24.1 Joint Filing Agreement, by and among the Reporting Persons, dated as of May 9, 2025.